Exhibit 10.1

FAIRMOUNT SANTROL HOLDINGS INC.

Severance Agreement

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and effective as of the 6th day of May, 2016 (the “Effective Date”), by and between Fairmount Santrol Holdings Inc., a Delaware corporation, and any successors thereto (“Fairmount”), and Michael F. Biehl (“Executive”).

WITNESSETH:

WHEREAS, Executive is an employee of Fairmont; and

WHEREAS, Fairmount desires to provide Executive severance protection in the form of severance payments and benefits in the event of certain terminations of his employment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Fairmount and Executive agree as follows:

1. Term of Agreement. The term of this Agreement shall begin on the Effective Date and shall continue in full force and effect until the 5th anniversary of the Effective Date, and shall renew for continuous one-year terms thereafter, unless Fairmount has delivered to Executive 90-days advance written notice of Fairmount’s election to not renew this Agreement. A decision by Fairmount to not renew this Agreement shall not be considered a Qualified Termination (as defined in subsection 5(b)). This Agreement is not a contract to employ Executive for a definite time period, it being acknowledged that Executive’s employment is “at will” and that either Executive or Fairmount may terminate the employment relationship at any time.

2. Notice of Termination and other Matters. Any termination of Executive’s employment, whether by Executive or Fairmount, will be communicated by written notice (“Notice of Termination”) to the other party. The Notice of Termination will specify the provisions of this Agreement, if any, upon which termination is based and its effective date, which in no case will be more than 30 days after the Notice of Termination. All notices and communications provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed to Fairmount’s Secretary, and to Executive at the address shown above or to such other address as either Fairmount or Executive may have furnished to the other in writing.

3. Compensation Upon Termination. In addition to any earned but unpaid base salary, and any accrued but unused vacation, and subject to subsections 3(d) and (e) below, Fairmount will provide Executive with the following severance benefits in the event of a Qualified Termination (as defined in subsection 5(c)):

(a) Severance Pay. 18 months’ of severance pay (the 18-month period being the “Severance Period”), in monthly installments. Executive’s monthly severance payments will equal Executive’s highest annualized base salary in effect for the twelve months preceding a Qualified Termination divided by 12. Executive’s monthly severance payments shall commence on the first payroll date following the date on which the Release (as defined in subsection 3(d)) becomes effective and irrevocable; provided that any monthly payments that would have been paid during the Release Period (as defined in subsection 3(d)) that are not paid because the Release had not yet become effective and irrevocable will be paid in a lump sum at the time the first monthly payment is made; provided, further, that if the Release Period begins in one calendar year and ends in the following calendar year, the first monthly payment will not be made until the second calendar year, notwithstanding when the Release becomes effective and irrevocable.

(b) Prorated Bonus. A prorated portion of Executive’s annual bonus for the year in which the Qualified Termination occurs. The prorated amount shall equal (i) the annual bonus that Executive would have earned based on his bonus opportunity for the year and Fairmount’s actual performance results for the year multiplied by (ii) a fraction, the numerator of which is the number of days Executive was employed by Fairmount during the year of termination and the denominator of which is the number of days in such year; provided, however, that, notwithstanding Fairmount’s actual performance results, Executive will be entitled to receive at least 25% of his annual base salary immediately prior to the Qualified Termination. The prorated bonus amount will be paid at the same time bonus payments are made to other Fairmount employees, but no later than March 15th of the year following the year in which the Qualified Termination occurs.

(c) Benefits. If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Fairmount shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents. Such reimbursement shall be paid to Executive by the last day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if Fairmount’s payments under this Section 3(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 3(c) in a manner as is necessary to comply with the ACA.

(d) Release Requirement. Notwithstanding anything herein to the contrary, Fairmount shall not be obligated to make any payment under subsections 3(a), (b) or (c) above unless (i) prior to the 60th day following the date of the Qualifying Termination (the “Release Period”), Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against Fairmount and its subsidiaries and the directors, officers, employees and affiliates of any of them, in a form approved by Fairmount (the “Release”) and (ii) any applicable revocation period has expired during such 60-day period without Executive’s revocation of such Release.

(e) Restrictive Covenants. Notwithstanding anything herein to the contrary, Executive acknowledges that if he violates any of his obligations under any non-competition, non-solicitation, non-disclosure, confidentiality, non-disparagement or any other similar agreement with Fairmount or any of its affiliates while employed with Fairmount or during the 18-month period following the date of his termination of employment, Executive will immediately forfeit his rights to any payments under subsections 3(a), (b) or (c) above and Fairmount’s obligation to make such payments (or continue payments) will immediately cease.

(f) Determination of Cause. Executive will not be entitled to any of the compensation or benefits set forth in subsections 3(a), (b) or (c) above if Fairmount determines, within 60 days after Executive’s termination and in a commercially reasonable manner, that Executive’s conduct prior to Executive’s termination would have warranted a discharge for “Cause” (as defined in subsection 5(a)).

4. Section 409A. Executive and Fairmount intend that the payments and benefits provided under this Agreement comply with the requirements of, or satisfy an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) so that any payments and benefits provided by the Agreement do not subject Executive to penalty taxes and interest imposed for noncompliance with Section 409A and the Agreement shall be interpreted in a manner that is consistent with this intent. Accordingly, the following rules shall apply with respect to the payments and benefits, to be provided to Executive under this Agreement:

(a) Each installment of the payments and benefits provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither Fairmount nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(b) The reimbursements described in subsection 3(c) shall be treated as exempt “reimbursements and certain other separation payments” within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(v), and any reimbursement or payment with respect to such benefits shall be made not later than December 31 of the second calendar year following the calendar year in which Executive is terminated; and

(c) If, as of the date of Executive’s Qualified Termination from Fairmount, Executive is a “specified employee” within the meaning of Section 409A, then:

(i) Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined)

shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Executive’s tax year in which Executive’s separation from service occurs and the 15th day of the third month following the end of Fairmount’s tax year in which Executive’s separation from service occurs; and

(ii) Each installment of the payments and benefits due under this Agreement that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from Fairmount shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s date of death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a “separation pay plan” (within the meaning of Section 409A) that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).

(d) Executive and Fairmount further agree to make such revisions to this Agreement as may be required to conform the provisions of the Agreement to the requirements of Section 409A and any regulations or other Internal Revenue Service guidance issued thereunder. Notwithstanding the forgoing, neither Fairmount, its subsidiaries nor any of their directors, officers or employees makes any guarantee with respect to the tax treatment of the payments provided hereunder and shall have no liability for any tax or penalty imposed on Executive with respect thereto.

5. Definitions. For the purposes of this Agreement, the terms listed below are defined as follows:

(a) “Cause” means that, prior to any termination of employment, Executive has:

(i) committed and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with Fairmount or any of its subsidiaries or affiliates;

(ii) committed intentional wrongful damage to property of Fairmount or any of its subsidiaries or affiliates;

(iii) committed intentional wrongful disclosure of secret processes or confidential information of Fairmount or any of its subsidiaries or affiliates;

(iv) violated the terms of any non-competition, non-solicitation or non-disparagement agreement with Fairmount or any of its subsidiaries or affiliates;

(v) committed gross negligence in the performance of his or her material duties to Fairmount or any of its subsidiaries or affiliates;

(vi) violated the terms of Fairmount’s or any of its subsidiaries’ or affiliates’ code of ethics, conflicts of interest or similar policy; or

(viii) committed any act or omission that is or has been demonstrably and materially harmful to Fairmount or any of its subsidiaries or affiliates.

For purposes of this Agreement, no act or failure to act on Executive’s part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of Fairmount.

(b) “Good Reason” means:

(i) a material reduction in Executive’s base salary;

(ii) a material reduction in Executive’s target annual bonus opportunity;

(iii) a relocation of Executive’s principal place of employment by more than fifty (50) miles;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; or

(v) a material, adverse change in Executive’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, if curable. If Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

(c) “Qualified Termination” means a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason. A Qualified Termination shall not include any termination (i) due to Executive’s death or disability; (ii) by Fairmount for Cause; or (iii) as a result of Executive’s resignation or retirement without Good Reason.

6. Successors; Binding Agreement. Fairmount will require any successor (whether direct, indirect, by purchase, merger, consolidation, restructuring or otherwise) to all or substantially all of its business or assets, where assumption of these obligations does not occur automatically by operation of law, expressly to assume and agree to perform this Agreement to the same extent that Fairmount would be required to perform it if no such succession had taken place. Any failure to obtain an assumption of this Agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle Executive to compensation in the same amount and on the same terms as Executive would be entitled hereunder. As used in this Agreement, “Fairmount” means Fairmount as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or if there is no such designee, to Executive’s estate.

7. Waiver of Jury Trial. If any claim arising out of Executive’s employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

8. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b) The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio.

(c) No waiver by Executive or Fairmount at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Fairmount or Executive, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

(d) Any payments made to Executive will be paid net of any applicable withholding required under federal, state or local law.

(e) Except to the extent Executive is covered under Fairmount’s Executive Change in Control Severance Plan, this Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter, including, without limitation, the letter agreement between Executive and Fairmount, dated February 9, 2016 (as modified on February 14, 2016). It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only be a written instrument specifically referring to this Agreement, executed by the party waiving compliance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FAIRMOUNT SANTROL HOLDINGS INC.

By:	/s/ Jenniffer D. Deckard

Name:	Jenniffer D. Deckard

Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Michael F. Biehl
Michael F. Biehl